UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 6, 2010

RAINMAKER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-28009	33-0442860
(Commission File Number)	(IRS Employer Identification No.)

900 East Hamilton Ave. Campbell, CA	95008
(Address of principal executive offices)	(Zip Code)

(408) 626-3800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2010, Thomas Venable, 49, joined Rainmaker Systems, Inc. as Senior Vice President of Sales and Marketing. Mr. Venable is responsible for Rainmaker’s sales and marketing organizations, reporting directly to Rainmaker’s CEO, Michael Silton. Mr. Venable brings more than 20 years of experience with software, e-commerce and Internet business models, including more than seven years as a senior sales executive with Digital River. At Digital River he served as Senior Vice President, Sales and Business Development, directing new client acquisition, business development and revenue generation organizations. Immediately prior to Rainmaker, from January 2010 to December 2010, Mr. Venable served as a Senior Vice President at Incentium. Prior to Incentium, Mr. Venable served as Vice President of Digital River from January 2009 to January 2010. From March 2007 to January 2009, Mr. Venable served as Executive Vice President, Sales & Marketing at InnoCentive, and from January 2002 to March 2007, Mr. Venable served as Senior Vice President, Sales and Business Development at Digital River. Pursuant to his offer letter, Mr. Venable will receive, during the term of his employment, an annual base salary of $250,000, paid bi-weekly, and he will be eligible to earn a commission of $250,000 annually.

Pursuant to the Company’s 2003 Stock Incentive Plan, and subject to the approval of the Board of Directors of Rainmaker, in January 2011 at the regularly scheduled monthly meeting of the options pricing committee of the Board of Directors, Mr. Venable will receive (i) a grant of 100,000 restricted shares of common stock which shall vest annually over a four year term, and (ii) a grant of 100,000 restricted shares of common stock which shall vest quarterly over a one year term. Mr. Venable’s offer letter is attached hereto as Exhibit 10.1 and is incorporated herein in its entirety by this reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1	Offer letter dated November 16, 2010, between Rainmaker Systems, Inc. and Thomas Venable.

SIGNATURES*

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RAINMAKER SYSTEMS, INC. (Registrant)

December 8, 2010		/S/ STEVE VALENZUELA
Date		(Signature)

	By:	Steve Valenzuela
	Title:	Chief Financial Officer